Exhibit 23.1

[BRIAN J. WILCOMB, CPA, PC Letterhead]


                        INDEPENDENT ACCOUNTANT'S CONSENT


I hereby consent to the use of my report dated February 13, 2002, with respect to the audited financial statements of Renegade Venture (Nev.) Corporation, including and made part of the Form S-8 2003 Employee Stock Compensation Plan of Renegade Venture (Nev.) Corporation filed with the Securities and Exchange Commission.


/Brian J. Wilcomb, CPA, PC/


Louisville, Colorado
September 29, 2003